REGENCY CENTERS, L.P.

                  Amendment No. 5 to Third Amended and Restated
            Agreement of Limited Partnership (the "Partnership Agreement")

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Partnership Agreement.

Section 2. Amendment Regarding Preferred Units. Section 4.2(b) of the Partnership Agreement is hereby amended to read in full as follows (new language is double underscored and deleted language is stricken through):

                  "(b) Consent Granted by Limited Partners for Certain Issuances. Pursuant to Section 4.2(a), the Consent of Limited Partners holding Original Limited Partnership Units and the Consent of Limited Partners holding Additional Units has been obtained for, and no further Consent of the Limited Partners or of any class of Limited Partners shall be required for, the issuance of additional Units from time to time as follows:

                           (i) Issuance of Preferred Units.  Subject to Sections
                  4.5(f)(ii), 4.6(f)(ii), 4.7(f)(ii), 4.8(f)(ii) and 4.9(f)(ii),
                  Preferred Units may be issued to any Limited Partner if, as a result of such issuance and the application of the proceeds therefrom, the sum of (i) the aggregate liquidation preference of all outstanding Preferred Units entitled to priority upon liquidation and (ii) the Partnership's gross sales price of outstanding Preferred Units entitled to priority only with respect to distributions of Available Cash would not exceed twenty thirty percent (230%) of the Partnership's book value before depreciation and amortization as of the end of the calendar quarter preceding the date of issuance, determined in accordance with generally accepted accounting principles. Nothing in this Section 4.2(b)(i) shall be construed to prohibit the General Partner from (i) redeeming Series A Preferred Units or other Preferred Units issued from time to time pursuant to this Section 4.2(b)(i) to third parties who are not Affiliates of the General Partner and (ii) holding and receiving distributions on such Redeemed Preferred Units where such Units are redeemed in exchange for preferred stock of the General Partner having designations, preferences and other rights substantially similar to the designations, preferences and other rights of the Units so redeemed."

     Section 3. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same agreement.

     Section 4. Effective Date. This Amendment shall be effective as of September _, 2000.


                                 GENERAL PARTNER

                                 Regency Realty Corporation


                                 By:
                                 Bruce M. Johnson
                                 Its Managing Director and Executive
                                         Vice President


                                 SECURITY CAPITAL U.S. REALTY


                                 By:
                                 Name:
                                 Title:


                                 SECURITY CAPITAL HOLDINGS S.A.


                                 By:
                                 Name:
                                 Title:


                                 ARDEN SQUARE HOLDINGS SARL
                                 By:
                                 Name:
                                 Title:


                                BLOSSOM VALLEY HOLDINGS SARL

                                By:
                                Name:
                                Title:

                                COOPER STREET PLAZA HOLDINGS SARL


                                By:
                                Name:
                                Title:


                                DALLAS HOLDINGS SARL

                                By:
                                Name:
                                Title:

                                EL CAMINO HOLDINGS SARL


                                By:
                                Name:
                                Title:


                                FRIARS MISSION HOLDINGS SARL

                                By:
                                Name:
                                Title:

                                   Regency Centers, L.P.
                 Amendment No. 6 to Third Amended and Restated Agreement of
                               Limited Partnership
              Relating to 8.75% Series F Cumulative Redeemable Preferred Units


      This Amendment No. 6 (this "Amendment") to the Third Amended and Restated Agreement of Limited Partnership, dated as of September 1, 1999 (as amended through the date hereof, the "Partnership Agreement"), of Regency Centers, L.P., a Delaware limited partnership (the "Partnership"), is made as of the September 8, 2000, by Regency Realty Corporation, Inc., a Florida corporation, as general partner (the "General Partner"), and the undersigned Limited Partner that is being admitted to the Partnership on the date hereof.

                                    RECITALS

      WHEREAS, the General Partner and the Limited Partner desire to amend the Partnership Agreement to create a class of Preferred Units and to set forth the rights, powers, duties and preferences of such Preferred Units.

      NOW, THEREFORE, pursuant to the authority contained in Section 4.2(b) of the Partnership Agreement, the General Partner hereby amends the Partnership Agreement as follows:

     A. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning assigned thereto in the Partnership Agreement.

B. Amendments. Effective as of the date hereof, the Partnership Agreement is hereby amended as follows:

      Section 1. Amendments to Article 1 - Defined Terms. The following terms are hereby added to Article 1 in their correct alphabetical order:

            "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Series F Excess Units" has the meaning set forth in Section 4.10(g)(i)(C).

            "Series F Exchange Notice" has the meaning set forth in Section 4.10(g)(ii)(A).

            "Series F Exchange Price" has the meaning set forth in Section 4.10(g)(i)(A).

            "Series F Preferred Partner" means the Limited Partner who received Series F Preferred Units and also include any permitted transferee of a Series F Preferred Partner pursuant to Section 11.3 and the General Partner or any Affiliate of Regency upon exchange or redemption of the Series F Preferred Units pursuant to Section 4.10.

            "Series F Preferred Stock" has the meaning set forth in Section 4.10(g)(i)(A).

            "Series F Preferred Units" means the Partnership Interest in the Partnership issued pursuant to Section 4.2 and Section 4.10 hereof representing 8.75% Series F Cumulative Redeemable Preferred Units. The term "Series F Preferred Unit" does not include or refer to any Original Limited Partnership Units, Additional Units or Class B Units.

            "Series F Preferred Unit Distribution Payment Date" has the meaning set forth in Section 4.10(c)(i).

            "Series F Preferred Unit Partnership Record Date" has the meaning set forth in Section 4.10(c)(i).

            "Series F Priority Return" means an amount equal to 8.75% per annum, determined on the basis of a 360-day year of twelve 30-day months (or actual days for any month which is shorter than a full monthly period), cumulative to the extent not distributed for any given distribution period, of the stated value of $100 per Series F Preferred Unit, commencing on the date of issuance of such Series F Preferred Unit.

            "Series F Redemption Price" has the meaning set forth in Section 4.10(e)(i).

      Section 2. Section 4.1 - Capital Contributions of Partners Holding Parity Preferred Units. Section 4.1(d) of the Partnership Agreement is hereby deleted and the following inserted in lieu thereof:

      "(d) (i) The Series A Preferred Partners have contributed cash to the Partnership in the amount of $50 per Series A Preferred Unit. (ii) The Series B Preferred Partners, Series C Preferred Partners, Series D
      Preferred Partners, the Series E Preferred Partners and the Series F Preferred Partner have each contributed cash to the Partnership in the amount of $100 per Series B Preferred Unit, Series C Preferred Unit, Series D Preferred Unit, the Series E Preferred Unit and Series F Preferred Unit, respectively. The distribution rights for the Parity Preferred Units shall be senior to the distribution rights of the Original Limited Partnership Units, the Additional Units, Common Units, the Class 2 Units and the Class B Units. The number of Parity Preferred Units issued to the Series D Preferred Partners, the Series E Preferred Partners and Series F Preferred Partner, respectively, are each set forth on Exhibit A."

      Section 3.  Section 4.2 - Issuance of Additional Partnership Interests.
                  -----------------------------------------------------------

            (a) Section  4.2(a) is hereby  amended by  inserting  the words "and
      Section 4.10(f)(ii) and" after the reference to "Section 4.5 (f)(ii)" in the third sentence thereof.

            (b) Section  4.2(b)(i) is hereby amended by inserting the words "and
      Section 4.10(f)(ii) and" after the reference to "Section 4.5 (f)(ii)" in the first line thereof.

      Section 4. Section 4.10 - Series F Preferred Units. The Partnership Agreement is hereby amended by inserting the following as a new Section 4.10:

            "Section 4.10     Issuance of Series F Preferred Units.
                              ------------------------------------

            (a) Designation and Number. A series of Partnership Units in the Partnership designated as the "8.75%" Series F Cumulative Redeemable Preferred Units (the "Series F Preferred Units") is hereby established. The number of Series F Preferred Units shall be 240,000.

            (b) Rank. The Series F Preferred Units will, with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank senior to all classes or series of Partnership Interests now or hereafter authorized, issued or outstanding, other than the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, Series E Preferred Units and any class or series of equity securities of the Partnership issued after the issuance of the Series F Preferred Units and expressly designated in accordance with the Partnership Agreement as ranking on a parity with or senior to the Series F Preferred Units as to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership. The Series F Preferred Units are expressly designated as ranking on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units and the Series E Preferred Units as to both distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership.

            (c)   Distributions.
                  -------------

                  (i) Payment of Distributions. Subject to the rights of holders of Parity Preferred Units and any holders of Partnership Interests issued after the date hereof in accordance herewith ranking senior to the Series F Preferred Units as to the payment of distributions, holders of Series F Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash and Capital Transaction Proceeds, cumulative preferential cash distributions at the rate per annum of 8.75% of the original Capital Contribution per Series F Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (A) quarterly (such quarterly periods to be the quarterly periods ending on the dates set forth in this sentence) in arrears, on or before March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2000 (with the first such payment to include the amount accrued from the period commencing the date hereof and ending September 30, 2000) and, (B) in the event of (i) an exchange of Series F Preferred Units into Series F Preferred Stock, or (ii) a redemption of Series F Preferred Units, on the exchange date or redemption date, as applicable (each a " Series F Preferred Unit Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series F Preferred Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on September 30, 2000 and thereafter will be made to the holders of record of the Series F Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall be not less than ten
            (10) days and not more than thirty (30) Business Days prior to the relevant Preferred Unit Distribution Payment Date (the "Series F Preferred Unit Partnership Record Date").

                  (ii) Limitation on Distributions. No distribution on the Series F Preferred Units shall be declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership relating to its indebtedness (other than any agreement with the holder of Partnership Interests or an Affiliate thereof), prohibits such declaration, payment or setting apart for payment or provide, that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Nothing in this Section 4.10(c)(ii) shall be deemed to modify or in any manner limit the provisions of Sections 4.10(c)(iii) or 4.10(c)(iv).

                  (iii) Distributions Cumulative.  Distributions on the Series F
            Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series F Preferred Units will accumulate as of the Series F Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series F Preferred Unit Distribution Payment Date to holders of record of the Series F Preferred Units on the record date fixed by the Partnership acting through the General Partner which date shall be not less than ten (10) days and not more than thirty (30) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

                  (iv)  Priority as to Distributions.
                        ----------------------------

                        (A) So long as any Series F Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Junior Units with respect to distributions, nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series F Preferred Units, any Parity Preferred Units with respect to distributions or any Junior Units, unless, in each case, all distributions accumulated on all Series F Preferred Units and all classes and series of outstanding Parity Preferred Units as to the payment of distributions have been paid in full. Without limiting Section 4.10(f)(ii), the foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into Junior Units, or (c) the redemption of Partnership Interests corresponding to any Series F Preferred Stock, Parity Preferred Stock or Junior Stock to be purchased by the General Partner pursuant to Article 5 of the Articles of Incorporation to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article 5 of the Articles of Incorporation.

                        (B) So long as distributions  have not been paid in full
                  (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series F Preferred Units, all distributions authorized and declared on the Series F Preferred Units and all classes or series of outstanding Parity Preferred Units as to distributions shall be authorized and declared so that the amount of distributions authorized and declared per Series F Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series F Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other.

                  (v) No Further  Rights.  Holders of Series F  Preferred  Units
            shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

            (d)   Liquidation Preference.
                  ----------------------

                  (i) Payment of Liquidating Distributions. Subject to the rights of holders of Parity Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership and subject to Partnership Interests ranking senior to the Series F Preferred Units with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the holders of Series F Preferred Units shall be entitled to receive out of the assets of the Partnership legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Partnership, but before any payment or distributions of the assets shall be made to holders of any class or series of Partnership Interest that ranks junior to the Series F Preferred Units as to rights upon liquidation, dissolution or winding-up of the Partnership, an amount equal to the sum of a liquidation preference equal to their positive Capital Account balances (including, without limitation, any accumulated and unpaid distributions, whether or not declared, to the date of payment to the extent not previously credited to such Capital Account balances), determined after taking into account all Capital Account adjustments for the Partnership taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this 4.10(d)(i)). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series F Preferred Units and any Parity Preferred Units as to rights upon liquidation, dissolution or winding-up of the Partnership, all payments of liquidating distributions on the Series F Preferred Units and such Parity Preferred Units shall be made so that the payments on the Series F Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the respective rights of the Series F Preferred Units and such other Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have cumulative distribution rights) upon liquidation, dissolution or winding-up of the Partnership bear to each other.

                  (ii) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series F Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

                  (iii) No Further  Rights.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series F Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

                  (iv) Consolidation,  Merger or Certain Other Transactions. The
            voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the General Partner to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

            (e)   Optional Redemption.

                  (i) Right of Optional Redemption. The Series F Preferred Units
            may not be redeemed prior to the fifth anniversary of the issuance date. On or after such date, the Partnership shall have the right to redeem the Series F Preferred Units, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to the Capital Account balance of the holder of Series F Preferred Units (the "Series F Redemption Price"); provided, however, that no redemption pursuant to this Section 4.10(e)(i) will be permitted if the Series F Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Series F Priority Return, whether or not declared, to the redemption date to the extent not previously distributed or distributed on the redemption date pursuant to Section 4.10(c)(i). If fewer than all of the outstanding Series F Preferred Units are to be redeemed, the Series F Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

                  (ii)  Limitation on Redemption.
                        ------------------------

                        (A) The  Series  F  Redemption  Price  (other  than  the
                  portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the General Partner, which will be contributed by the General Partner to the Partnership as additional capital contribution, or out of the sale of limited partner interests in the Partnership and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock (as such terms are defined in the Articles of Incorporation)), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                        (B) The Partnership may not redeem fewer than all of the
                  outstanding Series F Preferred Units unless all accumulated and unpaid distributions have been paid on all Series F
                  Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.
                  (iii) Procedures for Redemption.
                        -------------------------

                        (A) Notice of  redemption  will be (i)  faxed,  and (ii)
                  mailed by the Partnership, by certified mail, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series F Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series F Preferred Units except as to the holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (i) the redemption date, (ii) the Series F Redemption Price, (iii) the aggregate number of Series F Preferred Units to be redeemed and if fewer than all of the outstanding Series F Preferred Units are to be redeemed, the number of Series F Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series F Preferred Units the total number of Series F Preferred Units held by such holder represents) of the aggregate number of Series F Preferred Units to be redeemed, (iv) the place or places where such Series F Preferred Units are to be surrendered for payment of the Series F Redemption Price, (v) that distributions on the Series F Preferred Units to be redeemed will cease to accumulate on such redemption date and (vi) that payment of the Series F Redemption Price will be made upon presentation and surrender of such Series F Preferred Units.

                        (B) If the  Partnership  gives a notice of redemption in
                  respect of Series F Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series F Preferred Units being redeemed funds sufficient to pay the applicable Series F Redemption Price and will give irrevocable instructions and authority to pay such Series F Redemption Price to the holders of the Series F Preferred Units upon surrender of the Series F Preferred Units by such holders at the place designated in the notice of redemption. If the Series F Preferred Units are evidenced by a certificate and if fewer than all Series F Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series F Preferred Units, evidencing the unredeemed Series F Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series F Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series F Preferred Units is not a Business Day, then payment of the Series F Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series F Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series F Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Series F Redemption Price.

            (f)   Voting Rights.
                  -------------

                  (i) General.  Holders of the Series F Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as otherwise expressly set forth in the Partnership Agreement and except as set forth below.

                  (ii) Certain Voting Rights.  So long as any Series F Preferred
            Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series F Preferred Units outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests ranking prior to the Series F Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests, (ii) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units or reclassify any Partnership Interest of the Partnership into any such Partnership Interest or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests but only to the extent such Parity Preferred Units are issued to an affiliate of the Partnership, other than to (1) Security Capital U.S. Realty, Security Capital Holdings, S.A. or their Affiliates (if issued upon arm's length terms in the good faith determination of the board of directors of the General Partner), or (2) the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not affiliates of the Partnership; or (iii) (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (B) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger, consolidation or otherwise, in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series F Preferred Units or the holders thereof; provided, however, that with respect to a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as (a) the Partnership is the surviving entity and the Series F Preferred Units remain outstanding with the terms thereof unchanged, or (b) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes for the Series F Preferred Units other interests in such entity having substantially the same terms and rights as the Series F Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series F Preferred Units and no vote of the Series F Preferred Units shall be required in such case; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking (a) junior to the Series F Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (b) on a parity to the Series F Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Interest are not issued to an affiliate of the Partnership, other than (A) Security Capital U.S. Realty, Security Capital Holdings, S.A. or their Affiliates (if issued upon arm's length terms in the good faith determination of the board of directors of the General Partner), or (B) the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not affiliates of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and no vote of the Series F Preferred Units shall be required in such case.

            (g)   Exchange Rights.
                  ---------------

                  (i)   Right to Exchange.
                        -----------------

                        (A) Series F  Preferred  Units will be  exchangeable  in
                  whole or in part at anytime on or after the tenth anniversary of the date of issuance, at the option of the holders thereof, for authorized but previously unissued shares of 8.75% Series F Cumulative Redeemable Preferred Stock of the General Partner (the "Series F Preferred Stock") at an exchange rate of one share of Series F Preferred Stock for one Series F Preferred Unit, subject to adjustment as described below (the "Series F Exchange Price"), provided that the Series F Preferred Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series F Preferred Units for Series F Preferred Stock if (y) at any time full distributions shall not have been made on the applicable Series F Preferred Unit Distribution Payment Date on any Series F Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series F Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Series F Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were made more than two (2) Business Days after the applicable Series F Preferred Unit Distribution Payment Date or (z) upon receipt by a holder or holders of Series F Preferred Units of (A) notice from the General Partner that the General Partner or a Subsidiary of the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (B) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series F Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series F Preferred Units may be exchanged for Series F Preferred Stock, in whole or in part, at the option of any holder prior to the tenth anniversary of the issuance date and after the third anniversary thereof if such holder of a Series F Preferred Unit shall deliver to the General Partner either (i) a private ruling letter addressed to such holder of Series F Preferred Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series F Preferred Units at such earlier time would not cause the Series F Preferred Units to be considered "stock and securities" within the meaning of section 351(e) of the Code for purposes of determining whether the holder of such Series F Preferred Units is an "investment company" under section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series F Preferred Units may be exchanged in whole but not in part by any holder thereof which is a real estate investment trust within the meaning of Sections 856 through 859 of the Code for Series F Preferred Stock (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under
                  Article 5 of the Articles of Incorporation (taking into account exceptions thereto) if at any time (i) the Partnership reasonably determines that the assets and income of the Partnership for a taxable year after 2001 would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code or (ii) any such holder of Series F Preferred Units shall deliver to the Partnership and the General Partner an opinion of independent counsel reasonably acceptable to the General Partner to the effect that, based on the assets and income of the Partnership for a taxable year after 2001, the Partnership would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code and that such failure would create a meaningful risk that a holder of the Series F Preferred Units would fail to maintain qualification as a real estate investment trust. Furthermore, the Series F Preferred Units may be exchanged in whole or in part for Series F Preferred Stock at any time after the date hereof, if both (1) the holder thereof concludes based on results or projected results that there exits (in the reasonable judgment of the holder) an imminent and substantial risk that the holder's interest in the Partnership does or will represent more than 19.5% of the total profits or capital interests in the Partnership (determined in accordance with Treasury Regulations Section 1.731-2(e)(4)) for a taxable year, and (2) the holder delivers to the General Partner an opinion of nationally recognized independent counsel to the effect that there is an imminent and substantial risk that the holder's interest in the Partnership does or will represent more than 19.5% of the total profits or capital interests in the Partnership (determined in accordance with Treasury Regulations Section 1.731-2(e)(4)) for a taxable year.

                        (B) Notwithstanding anything to the contrary set forth in Section 4.10(g)(i)(A), if an Series F Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series F Preferred Units for cash in an amount equal to the original Capital Contribution per Series F Preferred Unit and all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series F Preferred Units for cash pursuant to this Section 4.10(g)(i)(B) by giving each holder of record of Series F Preferred Units notice of its election to redeem for cash, within five (5) Business Days after receipt of the Series F Exchange Notice, by (i) fax, and
                  (ii)  registered  mail,  postage  paid, at the address of each holder as it may appear on the records of the Partnership stating (i) the redemption date, which shall be no later than sixty (60) days following the receipt of the Series F Exchange Notice, (ii) the redemption price, (iii) the place or places where the Series F Preferred Units are to be surrendered for payment of the redemption price, (iv) that distributions on the Series F Preferred Units will cease to accrue on such redemption date; (v) that payment of the redemption price will be made upon presentation and surrender of the Series F Preferred Units and (vi) the aggregate number of Series F Preferred Units to be redeemed, and if fewer than all of the outstanding Series F Preferred Units are to be redeemed, the number of Series F Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of outstanding Series F Preferred Units the total number of Series F Preferred Units held by such holder represents) of the aggregate number of Series F Preferred Units being redeemed.

                        (C) Upon the occurrence of an event giving rise to exchange rights pursuant to Section 4.10(g)(i)(A), in the event an exchange of all or a portion of Series F Preferred Units pursuant to Section 4.10(g)(i)(A) would violate the provisions on ownership limitation of the General Partner set forth in Article 5 of the Articles of Incorporation, the General Partner shall give written notice thereof to each holder of record of Series F Preferred Units, within five (5) Business Days following receipt of the Series F Exchange Notice, by (i) fax, and (ii) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each holder of Series F Preferred Units shall be entitled to exchange, pursuant to the provision of Section 4.10(g)(ii) a number of Series F Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in such
                  Article 5 of the Articles of Incorporation and any Series F Preferred Units not so exchanged (the "Series F Excess Units") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Series F Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (i) the number of Series F Excess Units held by such holder, (ii) the redemption price of the Series F Excess Units, (iii) the date on which such Series F Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Series F Exchange Notice, (iv) the place or places where such Series F Excess Units are to be surrendered for payment of the Series F Redemption Price, (iv) that distributions on the Series F Excess Units will cease to accrue on such redemption date, and (v) that payment of the redemption price will be made upon presentation and surrender of such Series F Excess Units. In the event an exchange would result in Series F Excess Units, as a condition to such exchange, each holder of such units agrees to provide representations and covenants reasonably requested by the General Partner relating to (i) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of stock of the General Partner (without regard to the limits described above) will not cause any individual to own in excess of 9.8% of the stock of the General Partner; and (ii) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder's ownership of tenants of the Partnership and its affiliates.

                        (D) The redemption of Series F Preferred Units described
                  in Section 4.10(g)(i)(B) and (C) shall be subject to the provisions of Section 4.10(e)(ii)(A) and Section 4.10(e)(iii)(B); provided, however, that for purposes hereof the term "Redemption Price" in Sections 4.10(e)(ii)(A) and 4.10(e)(iii)(B) shall be read to mean the original Capital Contribution per Series F Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

                  (ii)  Procedure for Exchange.
                        ----------------------

                        (A) Any exchange shall be exercised pursuant to a notice
                  of exchange (the "Series F Exchange Notice") delivered to the General Partner by the holder who is exercising such exchange right, by (i) fax and (ii) by certified mail postage prepaid. Upon request of the General Partner, such holder delivering the Series F Exchange Notice shall provide to the General Partner in writing such information as the General Partner may reasonably request to determine whether any portion of the exchange by the delivering holder will result in the violation of the restrictions of Article 5 of the Articles of Incorporation, including the Ownership Limit and the Related Tenant Limit. The exchange of Series F Preferred Units, or a specified portion thereof, may be effected after the fifth
                  (5th) Business Days following receipt by the General Partner of the Series F Exchange Notice and such requested information by delivering certificates, if any, representing such Series F Preferred Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of such Series F Preferred Units to the office of the General Partner maintained for such purpose. Currently, such office is 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202. Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series F Preferred Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the Series F Exchange Price shall have been paid. Any Series F Preferred Stock issued pursuant to this Section
                  4.10(g) shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Articles of Incorporation, the Bylaws of the General Partner, the Securities Act and relevant state securities or blue sky laws.

                        (B) In the event of an  exchange  of Series F  Preferred
                  Units for shares of Series F Preferred Stock, an amount equal to the accrued and unpaid distributions which are not paid pursuant to Section 4(a) hereof, whether or not declared, to the date of exchange on any Series F Preferred Units tendered for exchange shall (i) accrue and be payable by the General Partner from and after the date of exchange on the shares of the Series F Preferred Stock into which such Series F Preferred Units are exchanged, and (ii) continue to accrue on such Series F Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series F Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series F Preferred Unit that was validly exchanged into Series F Preferred Stock pursuant to this section (other than the General Partner now holding such Series F Preferred
                  Unit), receive a distribution out of Available Cash or Capital Transaction Proceeds of the Partnership with respect to any Series F Preferred Units so exchanged.

                        (C) Fractional shares of Series F Preferred Stock are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series F Preferred Stock on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

                  (iii) Adjustment of Exchange Price.
                        ----------------------------

                        (A) The Series F Exchange Price is subject to adjustment
                  upon certain events, including, (i) subdivisions, combinations and reclassification of the Series F Preferred Stock, and (ii) distributions to all holders of Series F Preferred Stock of evidences of indebtedness of the General Partner or assets (including securities, but excluding dividends and distributions paid in cash out of equity applicable to Series F Preferred Stock).

                        (B) In case the General  Partner shall be a party to any
                  transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series F Preferred Stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series F Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Series F Preferred Stock or fraction thereof into which one Series F Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

                        (C) So long as a Preferred Partner or any of its permitted successors or assigns holds any Series F Preferred Units as the case may be, the General Partner shall not, without the affirmative vote of the holders of at least two-thirds of the Series F Preferred Units (excluding any Series F Preferred Units surrendered to the General Partner in exchange for Series F Preferred Stock) and Series F Preferred Stock (voting together as a class on the basis of number of shares into which Series F Preferred Units are exchangeable) outstanding at the time: (a) designate or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series F Preferred Stock with respect to the payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of the General Partner into any such shares, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares; (b) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of the General Partner into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent that such Parity Preferred Stock are issued to an Affiliate of the General Partner other than (A) Security Capital U.S. Realty, Security Capital Holdings, S.A. or their affiliates (if issued on arm's length terms in the good faith determination of the board of directors of the General Partner), or (B) the General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock in the same transaction to persons who are not affiliates of the Partnership; (c) amend, alter or repeal the provisions of the Charter or bylaws of the General Partner, whether by merger, consolidation or otherwise, that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series F Preferred Stock or the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation or issuance of any other series or class of Preferred Stock, or any increase in the amount of authorized shares of each class or series, in each case ranking either (1) junior to the Series F Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (2) on a parity with the Series F Preferred Stock with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Preferred Stock are not issued to an Affiliate of the General Partner other than (A) Security Capital U.S. Realty, Security Capital Holdings, S.A. or their affiliates if issued on arm's length terms in the good faith determination of the board of directors of the General Partner, or (B) General Partner to the extent the issuance of such interests was to allow the General Partner to issue corresponding preferred stock to persons who are not affiliates of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

            (h) No Conversion Rights. The holders of the Series F Preferred Units shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

(i) No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series F Preferred Units."

      Section 5. Article 7 - Management and Operating of Business. Section 7.1(h) is hereby amended by inserting the words " and Series F Priority Return and" before the words "Priority Distribution Amount" therein.

      Section 6. Article 8 - Rights and Obligations of Limited Partner.  Section
8.4 is hereby amended by inserting the words "and Section 4.10," after the words "Section 4.8".

      Section 7.  Article 11 - Transfers and Withdrawals.

            (a) Section  11.2(b) is hereby  amended by inserting  the words "and
      Section 4.10(f)" after the words "4.8(f)" in the first sentence thereof.

            (b) The Series F Preferred Partner may, subject to Sections 11.3(b)-(n), assign its Units to any Person, and any such assignee shall be admitted as a Substituted Limited Partner.

           (c)   The following is inserted as a new Section 11.3(n):

                  "(k) Transfers by Series F Preferred  Partner.  In addition to the other restrictions on transfer set forth in this Article 11, which apply to Series F Preferred Units, no transfer of the Series F Preferred Units may be made without the consent of the General Partner, which consent may be given or withheld in its sole and absolute discretion, if such transfer would result in more than four partners holding all outstanding Series F Preferred Units within the meaning of Regulation Section 1.7704-1(h)(3) "; provided, however, that the General Partner shall not unreasonably withhold its consent to a waiver of the limitations set forth in this Section 11.3(n) if the Partnership is (1) relying on a provision other than Treasury Regulation Section 1.7704-1(h) to avoid classification of Partnership as a PTP or (2) a PTP."

      Section 8.  Article 13 - Dissolution and Liquidation.

            (a) Clause (iii) of Section 13.2(a) is hereby deleted and the following inserted in lieu thereof:

            "(iii) Third, one hundred percent (100%) to the Parity Preferred Units in accordance with Sections 4.5(d), 4.6(d), 4.7(d), 4.8(d), 4.9(d) and 4.10(d)."

            (b) The words "and Section 4.10 with respect to the Series F Preferred Units" is hereby inserted after the words "Section 4.5 with respect to the Series A Preferred Units" in Section 13.6.

      Section 9. Article 14 - Amendment of Partnership Agreement; Meetings. Sections 14.1(a), 14.1(c) and 14.1(d) are hereby amended by inserting the words "and 4.10(f)(ii)" after each reference to "4.5(f)(ii)" therein.

      Section 10. Miscellaneous.
                  -------------

            (a)  Notwithstanding  anything to the contrary  contained in Section
      8.6 of the Partnership Agreement, in no event shall the rights of the holders of the Series F Preferred Units set forth in Section 4 of this Amendment be subordinate to the Redemption Rights set forth in Section 8.6 of the Partnership Agreement.

            (b) The Partnership and the General Partner represent and warrant that the issuance of the Series F Preferred Units pursuant to this Amendment is permitted pursuant to Section 4.2(b)(i).

            (c) The Partnership and General Partner (i) represent and warrant that, except as disclosed on Schedule 1 attached hereto, no Redemption
      Rights contemplated in Section 8.6 require the Partnership or General Partner to pay cash in lieu of the Share Amount in exchange for Units (other than at the election of the Partnership or General Partner) and
      (ii) covenant and agree not to grant, without the consent of the Series A Preferred Partners and Series F Preferred Partner, any Redemption Rights requiring the Partnership or General Partner to pay cash in lieu of the Share Amount in exchange for Units (other than at the election of the Partnership or General Partner) except (i) redemption rights assumed by Partnership or General Partner in connection with the acquisition of an existing operating partnership and (ii) redemption rights as to less than 5% of the Common Units arising from a tender offer by the Partnership intended to reduce the number of partners of the Partnership, unless (i) the cash used to effectuate any such cash redemption is raised from the issuance of Common Stock of the General Partner issued for such purpose or
      (ii) the Partnership shall allow the holders of the Series A Preferred Units and Series F Preferred Units to redeem their Units for the Series A Redemption Price and Series F Redemption Price, respectively, immediately prior to the time of such other redemption.

      Section 11. Fourth Amended and Restated Agreement of Limited Partnership. The form of Fourth Amended and Restated Agreement of Limited Partnership (the "Restated Form") attached to the Partnership Agreement is hereby amended to conform to the amendments set forth in this Amendment, all of which shall be deemed incorporated in said Fourth Amended and Restated Agreement of Limited Partnership (the "Restated Agreement") upon the effectiveness thereof (with such conforming changes as may be necessary to give substantive effect thereto). Additionally, the Restated Agreement Form and, upon its effectiveness, the Restated Agreement are hereby amended as follows:

            (a) Section 4.2(b)(i)(A) is hereby amended by inserting the words "and Section 4.10(f)(ii)" after the words "subject to Sections 4.5(f)(ii) and 4.8(f)(ii)," at the beginning of clause (ii);

            (b) Section 4.2(b)(i)(B) is hereby amended by inserting the words "and Section 4.10(f)(ii)" after the words "and Sections 4.5(f)(ii) and 4.8(f)(ii) after the reference to "Section 14.1(g)(ii)" in clause (ii); and

  (c) Section 14.1(g) is hereby amended by inserting the following at the end thereof:

            "Nothing contained in Section 14(g) shall be deemed to modify or affect the rights, preferences and priorities of the Series F Preferred Partner as to distributions and allocations."

      Section 12. Reaffirmation. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.



                        (SPACE LEFT INTENTIONALLY BLANK)

      IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.


                                 GENERAL PARTNER

                                    REGENCY REALTY CORPORATION


                                    By:
                                      Name:
                                     Title:


                                 LIMITED PARTNER

                                    MONTEBELLO REALTY CORP.


                                    By:
                                      Name:
                                     Title:

                                   SCHEDULE 1



                                      None.